CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Institutional Index Funds of our reports dated February 13, 2020, relating to the financial statements and financial highlights, which appear in Vanguard Institutional Index Fund and Vanguard Institutional Total Stock Market Index Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2020